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                                                                    EXHIBIT 23.1


                           Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of The Williams Companies, Inc. for the registration of $700 million of Debentures and $400 million of Putable Asset Term Securities and to the incorporation by reference therein of our report dated February 28, 2001, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Tulsa, Oklahoma
March 16, 2001